EXHIBIT 99.1

AVX Corporation Announces Preliminary Second Quarter Results

GREENVILLE, S.C. – October 29, 2013 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the second quarter ended September 30, 2013.

Chairman and Chief Executive Officer, John Gilbertson, stated, “During the quarter, the business performed well increasing both sales and profit. Sales increased over both the previous quarter and the same quarter the previous year. We are optimistic that evolution of new electronic devices and improving market confidence will provide more growth opportunities in the next calendar year.”

Net sales were $375.8 million for the quarter and net income was $28.8 million, or $0.17 per diluted share.

For the six months ended September 30, 2013, net sales were $745.2 million and net income was $56.5 million, or $0.33 per diluted share.

Chief Financial Officer, Kurt Cummings, stated, “We continued to use our resources to enhance shareholder value by paying $14.8 million in dividends to stockholders and spending  $2.8 million to repurchase shares of AVX stock on the open market.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2013	2012	2013
Net sales	$360,823	$375,785	$713,977	$745,164
Cost of sales	291,898	304,259	576,095	605,367
Gross profit	68,925	71,526	137,882	139,797
Selling, general & admin. expense	29,670	30,160	59,364	59,196
Environmental charge	-	-	266,250	-
Profit (loss) from operations	39,255	41,366	(187,732)	80,601
Other income (expense)	1,536	397	3,415	1,244
Income before income taxes	40,791	41,763	(184,317)	81,845
Provision for (benefit from) taxes	12,754	12,946	(75,570)	25,371
Net income (loss)	$28,037	$28,817	$(108,747)	$56,474

Basic income (loss) per share	$0.17	$0.17	$(0.64)	$0.33
Diluted income (loss) per share	$0.17	$0.17	$(0.64)	$0.33

Weighted average common
shares outstanding:
Basic	169,221	168,587	169,374	168,617
Diluted	169,248	168,737	169,374	168,824

During the quarter ending June 30, 2012, the Company recorded a pre-tax charge of $266,250, or $0.98 per diluted share on an after-tax basis, related to the EPA’s ongoing clean-up of  New Bedford Harbor in Massachusetts.  Net income, excluding the environmental charge, was $57,659, or $0.34 per diluted share, for the six months ended September 30, 2012.

AVX CORPORATION

GAAP to Non-GAAP Reconciliation

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2013	2012	2013
Including special charge (GAAP)
Net sales	$360,823	$375,785	$713,977	$745,164
Net income (loss)	$28,037	$28,817	$(108,747)	$56,474
Basic income (loss) per share	$0.17	$0.17	$(0.64)	$0.33
Diluted income (loss) per share	$0.17	$0.17	$(0.64)	$0.33

Excluding special charge (Non-GAAP)
Special charge (after-tax)
Environmental charge	$-	$-	$166,406	$-
Net income	$28,037	$28,817	$57,659	$56,474
Basic income per share	$0.17	$0.17	$0.34	$0.33
Diluted income per share	$0.17	$0.17	$0.34	$0.33

In order to better understand the Company’s short-term and long-term financial trends, investors may find it helpful to consider results excluding the environmental charge. The resulting non-GAAP financial measure provides additional information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and may be of assistance for period-over-period comparisons of such operations. Management considers the exclusion of such charges as part of its evaluation of the operating performance of the Company. Investors should consider the non-GAAP measure as a supplement to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be similar to non-GAAP information presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table above.

AVX CORPORATION

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	September 30,
	2013	2013
Assets
Cash and cash equivalents	$486,724	$474,027
Short-term investments in securities	560,364	530,356
Accounts receivable, net	202,031	212,992
Inventories	559,074	566,278
Other current assets	137,340	166,832
Total current assets	1,945,533	1,950,485
Long-term investments in securities	15,576	90,156
Property, plant and equipment, net	258,264	251,396
Goodwill and other intangibles	273,204	271,795
Other assets	109,418	73,106

TOTAL ASSETS	$2,601,995	$2,636,938

Liabilities and Stockholders' Equity
Accounts payable	$115,187	$112,826
Income taxes payable and accrued expenses	215,690	329,572
Total current liabilities	330,877	442,398
Other liabilities	298,188	182,917

TOTAL LIABILITIES	629,065	625,315

TOTAL STOCKHOLDERS' EQUITY	1,972,930	2,011,623

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,601,995	$2,636,938

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking.  The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2014, overall volume and pricing trends, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Forward-looking statements reflect management's expectations and are inherently uncertain.  The forward-looking information and statements in this Press Release are subject to risks and uncertainties, including those discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2013, that could cause actual results to differ materially from those expressed in or implied by the information or statements herein.  Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC.  You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law.  All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303